                                                                    EXHIBIT 8(b)

                                   AGREEMENT



THIS AGREEMENT ("Agreement") made as of October 2, 1998, is by and between WM ADVISORS, INC., a Washington corporation ("Adviser") and AMERICAN GENERAL LIFE INSURANCE COMPANY, a Texas corporation ("AGL").



                             W I T N E S S E T H:


WHEREAS, each of the investment companies listed on Schedule One hereto ("Schedule One," as the same may be amended from time to time), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "Act") (such investment companies are hereinafter called the "Funds," whether one or more); and

WHEREAS, each of the Funds is available as the investment vehicle for certain separate accounts of AGL, established for variable life insurance policies and/or variable annuity contracts offered by AGL (the "Separate Account," whether one or more); and

WHEREAS, AGL has entered into a participation agreement dated January 30, 1998 among AGL, American General Securities Incorporated, Advisor and the Funds (the "Participation Agreement," as the same may be amended from time to time); and

WHEREAS, Adviser provides, among other things, investment advisory and/or administrative services to the Funds; and

WHEREAS, WM Funds Distributors, Inc. (the "Underwriter") is underwriter of the Funds; and

WHEREAS, Adviser desires AGL to provide the administrative services specified in the attached Exhibit A ("Administrative Services"), in connection with the ownership of interests of the Separate Account, which is the owner of shares of the Funds for the benefit of persons who maintain their ownership interests in the Separate Account through the WM Strategic Asset Manager Variable Annuity, whose interests are included in the master account ("Master Account") referred to in paragraph 1, of Exhibit A ("Shareholders"), and AGL is willing and able to provide such Administrative Services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto severally agrees as follows:



1. AGL agrees to perform the Administrative Services specified in Exhibit A hereto for the benefit of the Shareholders.

2. AGL represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the Administrative Services.

3. AGL agrees to provide copies of all the historical records relating to transactions between the Funds and Shareholders, and all written communications and other related materials regarding the Funds to or from such Shareholders, as reasonably requested by Adviser or its representatives (which representatives, include, without limitation, its auditors, legal counsel or the Underwriter), to enable Adviser or its representatives to monitor and review the Administrative Services performed by AGL, or comply with any request of the board of directors, or trustees or general partners (collectively, the "Directors") of any of the Funds, or of a governmental body, self-regulatory organization or Shareholder.

     In addition, AGL agrees that it will permit Adviser, the Funds or their representatives, to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Administrative Services.

4. AGL may, with the consent of Adviser, contract with or establish relationships with other parties for the provision of the Administrative Services or other activities of AGL required by this Agreement, or the Participation Agreement, provided that AGL shall be fully responsible for the acts and omissions of such other parties.

5. AGL hereby agrees to notify Adviser promptly if for any reason it is unable to perform fully and promptly any of its obligations under this Agreement.

6. AGL hereby represents and covenants that it does not, and will not, own or hold or control with power to vote any shares of the Funds which are registered in the name of AGL or the name of its nominee and which are maintained in AGL variable annuity or variable life insurance accounts. AGL represents further that it is not registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and it is not required to be so registered, including as a result of entering into this Agreement and performing the Administrative Services, and other obligations of AGL set forth in this Agreement.

7. The provisions of the Agreement shall in no way limit the authority of Adviser, or any or the Funds or Underwriter to take such action as any of such parties may deem appropriate or advisable in connection with all matters relating to the operations of any of such Funds and/or sale of its shares.

8. In consideration of the performance of the Administrative Services by AGL, Adviser agrees for as long as Adviser remains as investment adviser to the Funds, to pay AGL a monthly fee at an annual rate which shall equal .185% of the value of the average daily net assets of the Funds maintained in the Master Account for the Shareholders. The foregoing fee will be paid by Adviser to AGL on a calendar quarterly basis, and in this regard, payment of such fee will be made by Adviser to AGL within thirty (30) days following the end of each calendar quarter. The determination of applicable assets shall be made by averaging the daily net assets of the applicable portfolios of the Funds maintained in the Master Account for the Shareholders as of the last Business Day (as defined in the Participation Agreement) of each month falling within the applicable calendar quarter.

     Notwithstanding anything in this Agreement or the Participation Agreement appearing to the contrary, the payments by Adviser to AGL relate solely to the performance by AGL of the Administrative Services described herein only, and do not constitute payment in any manner for services provided by AGL to AGL policy or contract owners, or to any separate account organized by AGL, or for any investment advisory services, or for costs associated with the distribution of any variable annuity or variable life insurance contracts.

9. AGL shall indemnify and hold harmless each of the Funds, Adviser and Underwriter and each of their respective officers, Directors, employees and agents from and against any and all losses, claims, damages, expenses, or liabilities that any one or more of them may incur including without limitation reasonable attorneys' fees, expenses and costs arising out of or related to the performance or non-performance by AGL of the Administrative Services under this Agreement.

10 This Agreement may be terminated without penalty at any time by AGL or by Adviser as to one or more of the Funds collectively, upon ninety (90) days written notice to the other party. Notwithstanding the foregoing, the provisions of paragraphs 2, 3, 9 and 11 of this Agreement, shall continue in full force and effect after termination of this Agreement.

     This Agreement shall not require AGL to preserve any records (in any medium or format) relating to this Agreement beyond the time periods otherwise required by the laws to which AGL or the Funds are subject provided that such records shall be offered to the Funds in the event AGL decides to no longer preserve such records following such time periods.

11. After the date of any termination of this Agreement in accordance with paragraph 10 of this Agreement, no fee will be due with respect to any amounts first placed in the Master Account for the benefit of Shareholders after the date of such termination. However, notwithstanding any such termination, Adviser will remain obligated to pay AGL the fee specified in paragraph 8 of this Agreement, with respect to the value of the average daily net assets of each of the Funds maintained in the Master Account as of the date of such termination, for so long as such amounts are held in the Master Account, AGL continues to provide the Administrative Services with respect to such amounts in conformity with this Agreement and Advisor remains as the investment advisor to the funds. This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to amounts for which a fee continues to be due subsequent to such termination.

12. AGL understands and agrees that the obligations of Adviser under this Agreement are not binding upon any of the Funds, upon any of their Board members or upon any shareholder of any of the Funds.

13. It is understood and agreed that in performing the services under this Agreement AGL, acting in its capacity described herein, shall at no time be acting as an agent for Adviser, Underwriter or any of the Funds. AGL agrees, and agrees to cause its agents, not to make any representations concerning any of the Funds except those contained in the Funds' then-current prospectus; in current sales literature furnished by the Funds, Adviser or Underwriter to AGL; in the then current prospectus for a variable annuity contract or variable life insurance policy issued by AGL or then current sales literature with respect to such variable annuity contract or variable life insurance policy, approved by Adviser.

14. This Agreement, including the provisions set forth herein in paragraph 8, may only be amended pursuant to a written instrument signed by the party to be charged. This Agreement may not be assigned by a party hereto, by operation of law or otherwise, without the prior written consent of the other party.

15.  This Agreement shall be governed by the laws of the State of Washington.

16. This Agreement, including Exhibit A and Schedule One, constitutes the entire agreement between the parties with respect to the matters dealt with herein and supersedes any previous agreements and documents with respect to such matters. The parties agree that Schedule One may be replaced from time to time with a new Schedule One to accurately reflect any changes in the Funds available as investment vehicles under the Participation Agreement.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


AMERICAN GENERAL LIFE INSURANCE COMPANY


By:     /s/  LARRY M. ROBINSON
     ------------------------------------------------------------
     Larry M. Robinson, Vice President - Variable Products-Marketing



WM ADVISORS, INC.


By:     /s/ WILLIAM G. PAPESH
     ------------------------------------------------------------
     William G. Papesh, President

                                 SCHEDULE ONE



FUNDS:                                     AVAILABLE PORTFOLIOS OF THE FUNDS:
-----                                      ---------------------------------

WM Variable Trust           .              Strategic Growth Portfolio
                                           Conservative Growth Portfolio
                                           Balanced Portfolio
                                           Flexible Income Portfolio
                                           Income Portfolio
                                           Money Market Fund
                                           Short Term High Quality Bond Fund
                                           Bond & Stock Fund
                                           Northwest Fund
                                           U.S. Government Securities Fund
                                           Income Fund
                                           Growth & Income Fund
                                           Growth Fund
                                           Emerging Growth Fund
                                           International Growth Fund



CONTRACTS UNDER WHICH PORTFOLIOS ARE AVAILABLE:


Wm Strategic Asset Manager Variable Annuity
                  Policy Form Nos:  97010
                                    97011

                                   EXHIBIT A


Pursuant to the Agreement by and among the parties hereto, AGL shall perform the following Administrative Services:


1. Maintain separate records for each Shareholder, which records shall reflect shares purchased and redeemed for the benefit of the Shareholder and share balances held for the benefit of the Shareholder. AGL shall maintain the Master Account with the transfer agent of each of the Funds on behalf of Shareholders and such Master Account shall be in the name of AGL or its nominee as the record owner of the shares held for such Shareholders.

2. For each of the Funds, disburse or credit to Shareholders all proceeds of redemptions of shares of the Fund and all dividends and other distributions not reinvested in shares of the Fund or paid to the Separate Account holding the Shareholders' interests.

3. Prepare and transmit to Shareholders periodic account statements showing the total number of shares held for the benefit of the Shareholder as of the statement closing date (converted to interests in the Separate Account), purchases and redemptions of Fund shares for the benefit of the Shareholder during the period covered by the statement, and the dividends and other distributions paid for the benefit of the Shareholder during the statement period (whether paid in cash or reinvested in Fund shares).

4. Transmit to Shareholders proxy materials and reports and other information received by AGL from any of the Funds and required to be sent to Shareholders under the federal securities laws and, upon request of any of the Funds' transfer agent, transmit to Shareholders material Fund communications deemed by the Fund, through its Board of Directors or other similar governing body, to be necessary and proper for receipt by all Fund beneficial shareholders.

5. Transmit to each of the Funds' transfer agent purchase and redemption orders on behalf of Shareholders.

6. Provide to the Funds, or to the transfer agent for any of the Funds, or any of the agents designated by any of them, such periodic reports as shall reasonably be concluded to be necessary to enable each of the Funds and its Underwriter to comply with any applicable State Blue Sky requirements.